THE KRYSTAL COMPANY ACQUIRED

Chattanooga, Tennessee -- September 26, 1997 -- The Krystal Company (NASDAQ:KRYS) announced today that its shareholders at the Special Meeting of Shareholders have adopted and approved a merger agreement with Port Royal Holdings, Inc. pursuant to which a wholly-owned subsidiary of Port Royal Holdings, Inc. will merge with Krystal, and shareholders of Krystal will receive a net price of $14.50 per share cash.

     The board of directors of Krystal, relying upon the advice of The Robinson-Humphrey Company, Inc. that such transaction is fair from a financial point of view to Krystal's shareholders, had previously unanimously approved the transaction and recommended to Krystal's shareholders that the merger be approved. A Letter of Transmittal for submitting shares will be mailed to shareholders as soon as possible next week.


For further information:

Camden B. Scearce

(423) 757-1510